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Exhibit 10.7

FORM OF
EXCO PARTNERS, LP
2008 Long-Term Incentive Plan

Grant of Options for Director

Grantee:
Grant Date:	, 200
1.
Grant of Options. EXCO Partners GP, LLC (the "Company") hereby grants to you the right and option ("Options") to purchase all or any part of an aggregate of [            ] Common Units ("Units") of EXCO Partners, LP on the terms and conditions set forth herein and in the EXCO Partners, LP 2008 Long-Term Incentive Plan (the "Plan"), which is incorporated herein by reference as a part of this Agreement. This grant of Options includes a tandem grant of Distribution Equivalent Rights ("DERs") with respect to each Option. The Company shall establish a DER bookkeeping account for you with respect to each Option granted that shall be credited with an amount equal to any cash distributions made by the Partnership on a Unit during the period such Options are outstanding and unexercised. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control. Capitalized terms used but not defined in this Agreement shall have the meaning attributed to such terms under the Plan, unless the context requires otherwise.

  The Options are granted to you in your capacity as a Director of the Company which, through EXCO GP Partners, LP (as the general partner of the Partnership), is responsible for the conduct, direction and management of all activities of the Partnership. In your role as a Director, you are furnishing your services directly to the Partnership for the management, oversight and administration of the Partnership's business and affairs and it is in respect of such direct services that the Company has made this grant of the Options to you.

2.
Purchase Price. The purchase price per Unit purchased pursuant to the exercise of the Options shall be $                        , subject to adjustment as provided in the Plan.

3.
Vesting and Exercise of Option. Subject to the further provisions of this Agreement, the Options (and the tandem DERs) shall become vested and the Options may be exercised in accordance with the following schedule, by written notice to the Company at its principal executive office addressed to the attention of its Secretary (or such other officer or employee of the Company as the Company may designate from time to time):

Date	Cumulative Vested Percentage
Grant Date	25%
First Anniversary of Grant Date	50%
Second Anniversary of Grant Date	75%
Third Anniversary of Grant Date	100%

  Notwithstanding the above schedule, but subject to the further provisions hereof, upon the occurrence of the following events the Options (and the tandem DERs) shall vest and the Options shall become exercisable as provided below:

  (a)
  Retirement. If your membership on the Board terminates as a result of your Retirement, the Options shall remain exercisable, for a period of 90 days following such date, but only as to the vested number of Units, if any, that you were entitled to purchase hereunder as of the date your Board membership terminates. For purposes of this Agreement, "Retirement" shall mean any termination of your membership on the Board solely due to retirement upon or after attainment of age sixty-five (65), or permitted early retirement as determined by the Committee.

  (b)
  Disability. If your membership on the Board terminates as a result of your Total and Permanent Disability, the Options and the tandem DERs shall become fully vested and, subject to the further provisions of this Agreement, the Options may be exercised at any time during the 180-day period following such termination by you or by your guardian or legal representative (or, if you die during such 180-day period, by your estate or the person who acquires the Options by will or the laws of descent and distribution).

  (c)
  Death. If you die while a member of the Board, the Options and the tandem DERs shall become fully vested and, subject to the further provisions of this Agreement, your estate (or the person who acquires the Options by will or the laws of descent and distribution) may exercise the Options at any time during the 180-day period following the date of your death.

  (d)
  Other Terminations. If your membership on the Board terminates for any reason other than as provided in paragraphs 3(a), (b), and (c) above, the Options, to the extent vested on the date of your termination, may be exercised, subject to the further provisions of this Agreement, at any time during the 30 day period following such termination by you or by your guardian or legal representative (or by your estate or the person who acquires the Options by will or the laws of descent and distribution or otherwise by reason of your death if you die during such period), but only as to the vested number of Units, if any, that you were entitled to purchase hereunder as of the date your Board membership so terminates. Notwithstanding anything to the contrary herein, in the event your membership on the Board is terminated for Cause, any Options that remain unexercised on your termination date and all tandem DERs will be forfeited on such date.

  (e)
  Change of Control. The Options and the tandem DERs shall become fully vested upon a Change of Control.

  There is no minimum or maximum number of Units that must be purchased upon exercise of the Options. Instead, the Option may be exercised, at any time and from time to time, to purchase any number of Units that are then vested and exercisable according to the provisions of this Agreement.

  Notwithstanding any of the foregoing, the Options shall not be exercisable in any event after the expiration of 10 years from the Grant Date and no amounts will be payable under tandem DERs with respect to Partnership distributions made on or after such expiration date.

  All Options and tandem DERs that are not vested on your termination of Board membership as provided above shall be automatically cancelled without payment upon your termination. Any Options that remain unexercised at the expiration of the applicable exercise period following your termination (if any) and all tandem DERs will be forfeited on such expiration date (except as to any vested amounts credited to your DER bookkeeping account with respect to distribution made by the Partnership prior to such date).

  Notwithstanding the foregoing, if your Award is subject to Section 409A of the Code, vesting acceleration will occur only upon a permissible payment event, as determined in accordance with Treasury Regulation § 1.409A-3.

4.
Payment of DERs. As soon as administratively practicable after the vesting of a DER, but not later than seven days thereafter, you shall be paid in cash all amounts credited to your DER account with respect to such tandem DER to the extent then vested. If an Option is forfeited, the amount credited to your DER account with respect to such Option shall be similarly forfeited. Notwithstanding the foregoing, payment of DERs shall not be contingent upon your exercise of any of the Options.

5.
Payment of Exercise Price. The purchase price of the Units as to which the Options are exercised shall be paid in full at the time of exercise (a) in cash (including by check acceptable to the Company), (b) if the Units are readily tradable on a national securities market or exchange, through a "cashless broker exercise" procedure (a "cashless broker exercise" is not available for executive officers of the Company except to the extent the exercise in such manner is approved in advance by the Company) in accordance with a program established by the Company, (c) any other method approved by the Company, including, with the consent of the Committee, by withholding a number of Units that would otherwise be delivered on exercise of the Option that have an aggregate Fair Market Value that does not exceed the aggregate exercise price for the Options being then exercised, or (d) any combination of the foregoing. No fraction of a Unit shall be transferred upon exercise of the Options. Unless and until a certificate or certificates representing such Units shall have been transferred by the Company to you, you (or the person permitted to exercise the Options in the event of your death) shall not be or have any of the rights or privileges of a unitholder of the Company with respect to Units acquirable upon an exercise of the Options.

6.
Withholding of Tax. To the extent that the exercise of an Option or payment of DERs results in the receipt of compensation by you with respect to which the Company or an Affiliate has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by you that are acceptable to the Company or such Affiliate, which, with the consent of the Committee, may include withholding a number of Units that would otherwise be delivered on exercise or vesting that have an aggregate Fair Market Value that does not exceed the amount of taxes to be withheld, you shall deliver to the Company or the Affiliate such amount of money as the Company or the Affiliate may require to meet its withholding obligations under such applicable law. No delivery of Units shall be made pursuant to the exercise of an Option or payment of a vested tandem DER under this Agreement until you have paid or made arrangements approved by the Company or the Affiliate to satisfy in full the applicable tax withholding requirements of the Company or Affiliate.

7.
Restrictions. By accepting this grant, you agree that the Units which you may acquire by exercising the Options will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. You also agree that (i) the certificates representing the Units purchased under the Options may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) the Company may refuse to register the transfer of the Units purchased under the Options on the transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law, and (iii) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Units purchased under the Options.

8.
Limitations Upon Transfer. All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

9.
Insider Trading. The terms of the Company's Insider Trading Policy are incorporated herein by reference. The timing of the delivery of any Units pursuant to an Option exercise shall be subject to and comply with such policy.

10.
Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under you.

11.
Entire Agreement. Except as explicitly provided in a written agreement between you and the Company, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Option granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. Except as otherwise provided in the Plan, any modification of this Agreement shall be effective only if it is in writing and signed by both you and an authorized officer of the Company.

12.
Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

        IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer all effective as of the day and year first above written.

EXCO PARTNERS GP, LLC
By:
Name:
Title:

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FORM OF EXCO PARTNERS, LP 2008 Long-Term Incentive Plan Grant of Options for Director